EXHIBIT 99.1
T. ROWE PRICE GROUP REPORTS QUARTERLY AND ANNUAL RESULTS
Record Net Income of $117.5 Million for the 4th Quarter and $431 Million for 2005;
Assets Under Management End Year at Record $269.5 Billion
BALTIMORE (January 27, 2006) – T. Rowe Price Group, Inc. (Nasdaq-NM: TROW) today reported record quarterly results for its fourth quarter 2005 that include net revenues of $402.8 million, net income of $117.5 million, and diluted earnings per share of $.85, an increase of 20% from the $.71 per share reported for the fourth quarter of 2004, and equal to the record of $.85 achieved in the third quarter of 2005. Comparable net revenues in the fourth quarter of 2004 were $345.5 million, and net income was $97.1 million.
Investment advisory revenues were up 18%, or about $51 million more than the 2004 quarter. Assets under management increased to a record $269.5 billion at year-end 2005, up nearly 15% or $34.3 billion from the end of 2004, and $11.9 billion since September 30, 2005, including net cash inflows from investors of $5.2 billion during the fourth quarter. Record average assets under management were $260.7 billion for the quarter, $37 billion higher than the average of the 2004 quarter.
For the year 2005, results include net revenues of $1.5 billion, net income of $431 million and diluted earnings per share of $3.15, an increase of 25% from the $2.51 per share reported for 2004. Net cash inflows from investors were $16.1 billion in 2005 while market appreciation and income added $18.2 billion.
Financial Highlights
Investment advisory revenues earned from the T. Rowe Price mutual funds distributed in the United States increased nearly $44 million from the 2004 quarter. Mutual fund assets increased nearly $5 billion during the fourth quarter of 2005 and ended the year at $170.2 billion. Investors added net inflows of $.8 billion to the mutual funds during the quarter while market appreciation and income added almost $4.2 billion. Net cash inflows were spread among the funds, with the international stock funds adding nearly $1.0 billion, the U.S. stock funds adding $.3 billion, and the bond and money market funds having net redemptions of $.5 billion. The Growth Stock Fund led all funds with nearly $.8 billion of net inflows for the fourth quarter and $3.2 billion for the year. The Capital Appreciation, Equity Income, New Era and Value funds rounded out the top five funds, each adding more than $800 million of net inflows during the year and together accounting for $5.0 billion of the net inflows to the funds in 2005.
For the year, total net inflows to the T. Rowe Price mutual funds from the financial intermediary, individual direct and defined contribution retirement plan channels were $12.5 billion, with the U.S. stock funds adding $9.7 billion, the international stock funds adding $2.1 billion, and the bond and money market funds adding $.7 billion. Cash inflows during 2005 also included nearly $400 million resulting from the July merger of the TD Waterhouse Index Funds into four of the T. Rowe Price index funds.
In addition, our series of target date Retirement Funds, which are designed to provide shareholders with single, diversified portfolios that invest in underlying T. Rowe Price funds and automatically shift asset allocations between funds as the investor ages, continue to be a significant part of asset growth. Growth in mutual fund assets under management included net inflows originating in the Retirement Funds of nearly $1.7 billion during the fourth quarter of 2005 and $4.3 billion for the full year. Total assets in the Retirement Funds reached $8.4 billion at December 31, 2005, an increase of $4.8 billion over the course of 2005.
Investment advisory revenues earned from other managed investment portfolios, consisting of institutional separate accounts, sub-advised funds, sponsored mutual funds which are offered to non-U.S. investors, and variable insurance portfolios, were $87.5 million in the 2005 quarter, an increase of $7 million versus the 2004 fourth quarter. Ending assets in these portfolios were $99.3 billion, up more than $6.9 billion from September 30, 2005. Net cash inflows of $4.4 billion into these portfolios originated from financial intermediaries, particularly through sub-advised relationships (including assets transferred from the Price mutual funds), as well as from institutional investors in U.S. equity securities. Market value appreciation added $2.5 billion to these portfolios during the quarter.

Operating expenses in the 2005 fourth quarter were $28.5 million more than in the 2004 quarter. The largest expense, compensation and related costs, increased $16 million from the fourth quarter of 2004. The number of associates, their total compensation costs, and the costs of their employee benefits have all increased. During 2005, the firm increased its average staff size by 7% versus 2004 to accommodate increased volume-related activities across the firm, and at year-end 2005 employed 4,372 associates across the globe. On January 1, 2006, the firm adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment. As a result, compensation expense recognized in our statement of income will increase approximately $48 million in 2006, including about $13 million in the first quarter, based on stock options granted and outstanding, but not yet vested at the end of 2005.
Advertising and promotion expenditures in the fourth quarter were up $4.3 million versus the 2004 period. The firm varies its level of spending based on market conditions and investor demand. The firm currently expects first quarter 2006 spending will be about $3 million higher than the comparable 2005 quarter, and annual spending in this area will be 5% to 10% higher than in 2005. The firm continues to monitor financial market conditions and will adjust its future advertising and promotion spending accordingly.
Net non-operating income in the 2005 quarter increased $6.8 million over the 2004 period as a result of larger invested cash balances, higher interest rates, and greater returns from investments, including increased fourth quarter mutual fund dividends and investment distributions of $4.7 million.
The 2005 provision for income taxes as a percentage of pretax income was 36.6%, unchanged from the rate applied at September 30 to the year-to-date results. The firm estimates that its effective tax rate for the full year 2006 will rise to 37.2% with the adoption of SFAS No. 123R.
Chairman Commentary
George A. Roche, the company’s chairman and president, commented: “We are pleased to report that T. Rowe Price Group completed another very successful year in 2005, despite choppy financial markets that faced significant headwinds from rising short-term interest rates, devastating natural disasters, high energy and other commodity prices, and ongoing geopolitical instability. Our company showed steady growth throughout the year, with net cash inflows combining with investment returns to generate record assets under management, revenues, earnings, and stockholders’ equity.
“The firm’s investment advisory results relative to our peers remain exemplary, with at least 70% of the T. Rowe Price funds across their share classes surpassing their comparable Lipper averages on a total return basis for the one-, three-, five-, and 10-year periods ended December 31, 2005. In addition, 59% of our rated retail funds ended the year with an overall rating of four or five stars from Morningstar, compared with 32.5% for the overall industry. It was also another award-winning year, as Morningstar named Rob Gensler, manager of the Global Equity portfolios, a finalist for its ‘International Stock Manager of the Year.’ Our world-class client service was also recognized, as PlanSponsor magazine, based on surveys of more than 4,700 defined-contribution plan sponsors, honored T. Rowe Price with 27 ‘Best in Class’ awards in its annual Client Satisfaction Survey.
“Concurrent with our strong earnings and investor inflows, the firm implemented a variety of positive initiatives across business channels during 2005. We have continued to invest in our distribution efforts through financial intermediaries, including an expansion of our lineup of Advisor and R Class funds for fee-based advisors and retirement plan providers. We expanded our offerings of investment education materials and guidance capabilities to assist individual investors and retirement plan participants. We have also increased our rollover retention rates in our Retirement Plan Services area. Our institutional business, which was recently lauded in a cover story in Institutional Investor magazine, continues to grow, and investors outside the United States account for 5% of our assets under management.”
“Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility,” Mr. Roche added. “As a result we have been able to invest in our business, increase our quarterly dividend 22% to $.28 per share, and repurchase $76 million of our common shares in 2005. We also remain debt free and have cash and liquid investments of more than $1 billion at the beginning of 2006.”

“We are optimistic about 2006 and believe the financial markets can make moderate progress,” Mr. Roche said. “Although the market ended 2005 on a down note after strengthening throughout the fourth quarter, largely because investors grew concerned that narrowing bond yields were signaling that economic growth could slow in 2006, the Federal Reserve appears to be nearing the end of its rate hike cycle and the economy remains fundamentally sound, with inflation contained and growth at sustainable levels.”
In closing, Mr. Roche said: “While the financial markets heavily influence our results over the short term, over the long term our success will be determined by how we perform for our clients. As we grow our business, we believe that a diversified business model that includes multiple distribution channels and a diversified array of investment portfolios, combined with investment management excellence, world-class service, and a disciplined culture that is focused on our clients’ interests, will continue to enhance our competitive position and reputation within the industry.”
Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the company’s 2005 financial statements and internal controls over financial reporting at December 31, 2005. The company expects that their work will be completed in early February and that it will file its Form 10-K Annual Report for 2005 with the U.S. Securities and Exchange Commission by March 1. The Form 10-K will include more complete audited information on the company’s financial results, management’s report on internal controls over financial reporting at December 31, 2005, and the reports of KPMG LLP.
Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 2 of the company’s Form 10-Q Report for the period ended September 30, 2005.

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per-share amounts)

	Three months ended		Year ended
	12/31/2004	12/31/2005	12/31/2004	12/31/2005
Revenues
Investment advisory fees	$280,131	$330,998	$1,028,831	$1,235,499
Administrative fees and other income	65,329	71,640	247,743	276,037
Investment income of savings bank subsidiary	905	1,153	3,775	4,279

Total revenues	346,365	403,791	1,280,349	1,515,815
Interest expense on savings bank deposits	867	947	3,300	3,651

Net revenues	345,498	402,844	1,277,049	1,512,164

Operating expenses
Compensation and related costs	117,086	133,098	457,905	522,374
Advertising and promotion	24,140	28,437	74,268	86,125
Depreciation and amortization of property and equipment	9,964	11,203	40,018	42,272
Occupancy and facility costs	17,269	19,299	66,420	74,430
Other operating expenses	33,549	38,433	113,159	131,935

	202,008	230,470	751,770	857,136

Net operating income	143,490	172,374	525,279	655,028

Other investment income	5,885	12,703	9,496	24,744
Credit facility expenses	99	95	992	381

Net non-operating income	5,786	12,608	8,504	24,363

Income before income taxes	149,276	184,982	533,783	679,391
Provision for income taxes	52,144	67,434	196,523	248,462

Net income	$97,132	$117,548	$337,260	$430,929

Earnings per share
Basic	$0.75	$0.90	$2.65	$3.31

Diluted	$0.71	$0.85	$2.51	$3.15

Dividends declared per share	$0.23	$0.28	$0.80	$0.97

Weighted average shares
Outstanding	129,155	130,971	127,419	130,266

Assuming dilution	135,935	137,495	134,135	136,598

Investment Advisory Revenues (in thousands)

	Three months ended		Year ended
	12/31/2004	12/31/2005	2004	2005
Sponsored mutual funds in the U.S.
Stock	$165,230	$207,320	$602,220	$758,346
Bond and money market	34,623	36,131	133,953	142,057

	199,853	243,451	736,173	900,403
Other portfolios	80,278	87,547	292,658	335,096

	$280,131	$330,998	$1,028,831	$1,235,499

Assets Under Management (in billions)

	Average during		Average during
	the fourth quarter		the year
	2004	2005	2004	2005
Sponsored mutual funds in the U.S.
Stock	$107.1	$133.8	$98.1	$124.1
Bond and money market	30.9	32.4	30.0	32.1

	138.0	166.2	128.1	156.2
Other portfolios	85.7	94.5	78.8	90.9

	$223.7	$260.7	$206.9	$247.1

	12/31/2004	12/31/2005
Sponsored mutual funds in the U.S.
Stock	$114.3	$137.7
Bond and money market	31.2	32.5

	145.5	170.2
Other portfolios	89.7	99.3

	$235.2	$269.5

Equity securities	$175.9	$208.3
Debt securities	59.3	61.2

	$235.2	$269.5

Condensed Consolidated Cash Flows Information (in thousands)

	Year ended
	12/31/2004	12/31/2005
Cash provided by operating activities	$374,280	$539,482
Cash used in investing activities, including ($51,802) for additions to property and equipment in 2005	(75,865)	(91,631)
Cash used in financing activities, including stock options exercised of $47,973 and common shares repurchased of ($75,853) in 2005	(35,198)	(144,012)

Net increase in cash during the year	$263,217	$303,839

Condensed Consolidated Balance Sheet Information (in thousands)

	12/31/2004	12/31/2005
Cash and cash equivalents	$499,750	$803,589
Accounts receivable and accrued revenue	158,342	175,030
Investments in sponsored mutual funds	215,159	264,238
Property and equipment	203,807	214,790
Goodwill	665,692	665,692
Other assets, including savings bank investments of $114,837 in 2005	186,075	187,207

Total assets	1,928,825	2,310,546
Total liabilities, including savings bank deposits of $103,829 in 2005	231,525	274,444

Stockholders’ equity, 131,678,371 common shares outstanding in 2005, including net unrealized holding gains of $48,544 in 2005	$1,697,300	$2,036,102